                                                                   EXHIBIT 10.16


                      SERIES C CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT

                                  BY AND AMONG

                RIVER CITIES CAPITAL FUND II LIMITED PARTNERSHIP,

                                JG FUNDING, LLC,

                          SAUNDERS CAPITAL GROUP, LLC,

                              IRVING W. BAILEY II,

                                   DPEC, INC.

                                       AND

                                 CAROL A. CLARK





                                 JANUARY 7, 2000




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

                                TABLE OF CONTENTS

                                                                                    PAGE


1.       Sale and Issuance of Series C Convertible Preferred Stock and Warrant.........1
2.       Closing.......................................................................2
3.       Closing Items.................................................................2
4.       Benefit Plans.................................................................3
5.       Further Assurances............................................................3
6.       Representations and Warranties of the Company and Clark.......................3
         6.1      Corporate Standing...................................................4
         6.2      Authorization........................................................4
         6.3      Capitalization.......................................................4
         6.4      Validly Issued Shares................................................5
         6.5      No Conflict..........................................................6
         6.6      Contracts and Other Commitments; Compliance..........................6
         6.7      Subsidiaries.........................................................6
         6.8      Consents.............................................................6
         6.9      Financial Statements.................................................6
         6.10     Indebtedness for Borrowed Money; No Undisclosed Liabilities..........7
         6.11     Title to Property and Assets; Leases.................................7
         6.12     Legal Proceedings....................................................7
         6.13     Environmental Matters................................................7
         6.14     Licenses and Permits; Compliance with Laws...........................8
         6.15     Employee Benefit Plans...............................................8
         6.16     Labor Relations......................................................8
         6.17     Insurance............................................................9
         6.18     Tax Matters..........................................................9
         6.19     Changes in Circumstances............................................10
         6.20     Patents and Trade Names, Etc........................................11
         6.21     Affiliated Transactions.............................................12
         6.22     Bank Accounts.......................................................12
         6.23     Brokers' and Finders' Fees..........................................12
         6.24     Registration Rights.................................................13
         6.25     Small Business Concern..............................................13
         6.26     Material Facts......................................................13
         6.27     Clark Debt Repayment Obligations....................................13
         6.28     Year 2000 Compliance................................................14
7.       Representations and Warranties of River Cities and other Investors...........14
         7.1      Authorization; Binding Agreement....................................14
         7.2      Investment Representations..........................................14
         7.3      Accredited Investor; Residence......................................14
         7.4      Receipt of Information; Restricted Securities.......................14
         7.5      Investment Experience...............................................15
8.       Survival of Representations and Warranties...................................15

9.       Indemnification..............................................................15
         9.1      Indemnification by the Company......................................15
         9.2      Indemnification by Clark............................................16
         9.3      Indemnification by Investors........................................16
10.      Covenants of the Company (and Clark solely with respect to Section 10.6).....16
         10.1     Insurance...........................................................16
         10.2     Financial Reporting.................................................16
         10.3     Board of Directors..................................................17
         10.4     Reservation of Shares...............................................17
         10.5     Use of Proceeds.....................................................17
         10.6     Clark Debt Repayment Obligations....................................18
         10.7     Compliance with Small Business Investment Act.......................18
         10.8     Negative Covenants..................................................18
         10.9     Definition of a Qualified Sale......................................19
11.      Restrictions of Transfers....................................................19
         11.1     Notice of Sale by Clark.............................................19
         11.2     Definition of Qualified IPO.........................................19
         11.3     Co-Sale Right.......................................................19
         11.4     Rights of Refusal...................................................20
         11.5     Exceptions..........................................................20
         11.6     Right of First Refusal..............................................21
         11.7     Right of First Offer................................................21
         11.8     Restrictive Legend..................................................22
         11.9     Preemptive Rights...................................................22
12.      Default......................................................................22
         12.1     Events of Default...................................................22
         12.2     Remedy..............................................................23
         12.3     Diversion of Proceeds...............................................24
         12.4     Loss of Clark.......................................................24
13.      Public Statements............................................................24
14.      Notices......................................................................25
15.      Parties in Interest; Assignment..............................................26
16.      Construction; Governing Law..................................................26
17.      Entire Agreement; Amendment and Waiver.......................................26
18.      Severability.................................................................27
19.      Counterparts.................................................................27
20.      Expenses.....................................................................27
21.      Time of Essence..............................................................27
22.      Confidentiality Agreement....................................................27
23.      Attorneys' Fees..............................................................27
24.      Rights of the Investors......................................................27
25.      Termination Upon a Qualified IPO.............................................27
26.      Termination of Certain Provisions............................................28
27.      Pronouns.....................................................................28

                      SERIES C CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT

         THIS SERIES C CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 7th day of January, 2000, by and among RIVER CITIES CAPITAL FUND II LIMITED PARTNERSHIP, a Delaware limited partnership ("River Cities"); JG FUNDING, LLC, a Kentucky limited liability company ("JG"); SAUNDERS CAPITAL GROUP, LLC, a Kentucky limited liability company ("Saunders"); IRVING W. BAILEY II, an individual ("Bailey") (River Cities, JG, Saunders and Bailey are hereinafter sometimes referred to individually as an "Investor" and collectively as the "Investors"); DPEC, INC., an Ohio corporation (the "Company"); and CAROL A.
CLARK ("Clark").

                                   WITNESSETH:

         On September 15, 1998, the Company sold, and River Cities Capital Group II Limited Partnership ("Group") purchased, 5,123 shares of Senior Convertible Preferred Stock of the Company (the "Senior Preferred Stock") for a price of $2,000,000;

         On February 22, 1999, Group assigned the Senior Preferred Stock to River Cities;

         On August 27, 1999, the Company sold, and the Investors purchased, an aggregate of 2,979 shares of Series B Convertible Preferred Stock of the Company (the "Series B Preferred Stock") for an aggregate price of $3,000,121 pursuant to the terms of a certain Series B Convertible Preferred Stock Purchase Agreement (the "Prior Stock Purchase Agreement"); and

         The Company desires to sell and issue, and River Cities desires to purchase and acquire, 1,167 shares of the Company's authorized but unissued Series C Convertible Preferred Stock (the "Series C Preferred Stock") and a warrant to purchase 292 shares of the Company's authorized but unissued Common Stock (the "Warrant") for an aggregate price of $1,500,000 pursuant to the terms and subject to the conditions contained herein. The shares of Senior Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are sometimes referred to herein collectively as the "Preferred Stock."

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and intending to be legally bound, the parties hereto agree as follows:

         1. SALE AND ISSUANCE OF SERIES C CONVERTIBLE PREFERRED STOCK AND
            WARRANT.

              1.1 The Company shall adopt and file with the Secretary of State of Ohio on or before the Closing (as defined below) the Certificate of Amendment of Articles of Incorporation in the form attached hereto as EXHIBIT A (the "Amended Articles"). The Series C Preferred Stock will have the rights, preferences and privileges and restrictions set forth in the Amended Articles.

              1.2 Subject to the terms and conditions of this Agreement, at the Closing, River Cities agrees to purchase from the Company, and the Company agrees to sell, issue and deliver to

River Cities, 1,167 shares of Series C Preferred Stock and the Warrant for an aggregate price of $1,500,000.

              1.3 Effective upon the Closing, the Company and the Investors shall enter into the Second Amended and Restated Registration Rights Agreement in the form attached hereto as EXHIBIT B ("Second Amended and Restated Registration Rights Agreement").

         2. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will occur simultaneously with the execution of this Agreement and shall take place either by facsimile or at the offices of Graydon, Head & Ritchey, counsel to the Investors, 1900 Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio 45202, or at such other time, date, or place as shall be mutually agreed upon by the parties hereto in writing (the "Closing Date").

         3. CLOSING ITEMS.

              3.1 At the Closing, the Company shall deliver, or cause to be delivered, to River Cities the following items:

                     3.1.1 the Amended Articles as file stamped by the Ohio Secretary of State;

                     3.1.2 the Amended and Restated Code of Regulations (as amended by agreed amendments) in the form attached hereto as EXHIBIT C ("Restated Regulations"), certified as to their current form by the Secretary of the Company;

                     3.1.3 the Second Amended and Restated Registration Rights Agreement duly executed by the Company;

                     3.1.4 the Fifth Amended and Restated Shareholders Agreement among the Company, Clark, a trust created by Clark, Frances Papalios ("Papalios") and a trust created by Papalios, in the form attached hereto as EXHIBIT D duly executed by each of such parties (the "Shareholders Agreement");

                     3.1.5 the opinion of Vorys, Sater, Seymour and Pease LLP, counsel to the Company, in the form attached hereto as EXHIBIT E;

                     3.1.6 resolutions of the Board of Directors and shareholders of the Company authorizing the execution, delivery and consummation of this Agreement, the filing of the Amended Articles, the issuance of the shares of Series C Preferred Stock and the Warrant, the adoption of the agreed amendments to the Restated Regulations, and the other matters contemplated hereby, certified as to their due adoption and continued validity by the Secretary of the Company;

                     3.1.7 the completed United States Small Business Administration ("SBA") Parts A and B of Form 1031; and

                     3.1.8 the Warrant issued in River Cities' name in the form attached hereto as EXHIBIT F and a share certificate in River Cities' name representing the Series C Preferred Stock.

              3.2 At the Closing, River Cities shall deliver, or cause to be delivered, to the Company $1,500,000 in immediately available funds.

              3.3 At the Closing, the Investors shall deliver to the Company the Second Amended and Restated Registration Rights Agreement, duly executed by the Investors.

         4. BENEFIT PLANS. Subsequent to the Closing, senior management, employees and non-employee directors and consultants (a) may be granted options pursuant to the 1998 Stock Option Plan or any successor thereto (the "Plan"), with such Options to be exercisable for shares of Common Stock, no par value per share ("Common Stock"), and (b) may be issued shares of Common Stock pursuant to such other employee benefit plans as the Company may hereafter adopt. All such grants of options and issuances of shares of Common Stock shall be on such terms and conditions as the Compensation Committee of the Board of Directors may determine; provided, however: (a) the options granted (excluding options granted pursuant to an employee stock purchase plan as described in Section 423 of the Internal Revenue Code of 1986, as amended ("Excluded Options")) shall not exceed in the aggregate ten percent (10%) of the fully diluted shares of capital stock of the Company (including the Preferred Stock on an as converted basis and the shares of Common Stock issued upon the exercise of outstanding options) without the prior written consent of the designated representative on the Compensation Committee of the holders of the Preferred Stock; (b) included in such number of options shall be the 345 outstanding "conditional" options previously issued to key employees by the Company or options granted under the Plan in exchange for such conditional options, it being understood that the Company may exchange some or all of the 345 conditional options for options under the Plan; and (c) without the prior written consent of the designated representative on the Compensation Committee of the holders of the Preferred Stock: (i) the price per share, including the exercise price per share of Common Stock covered by any options granted by the Company (excluding Excluded Options), shall not be less than the fair market value per share of the Common Stock at the time of grant, and (ii) the exercise price per share of Common Stock covered by any Excluded Options granted by the Company shall not be less than eighty five percent of the fair market value per share of the Common Stock at the time of grant. For purposes of the shares of Common Stock authorized for issuance pursuant to the Plan, the fair market value of the Common Stock at the time of the option grant shall be determined at least annually by the Board of Directors.

         5. FURTHER ASSURANCES. Each party shall execute such additional documents and take such other actions as the other party or parties may reasonably request to consummate the transactions contemplated hereby and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

         6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND CLARK. The Company hereby represents and warrants to River Cities (with respect to Sections 6.1 through 6.28 inclusive) and to the other Investors (solely with respect to
Section 6.2) and Clark hereby represents and warrants to

River Cities (solely with respect to the last sentence of Section 6.20.1 and all of Section 6.27), as follows:

              6.1 CORPORATE STANDING. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted and to execute, deliver and perform this Agreement, the Warrant, the Second Amended and Restated Registration Rights Agreement and any other agreement to which the Company is a party, the execution and delivery of which is contemplated hereby (the "Ancillary Agreements"). The Company is duly licensed, authorized and qualified to do business and is in good standing in all jurisdictions (domestic or foreign) in which the conduct of its business or the ownership or leasing of its properties requires it to be so licensed, authorized or qualified, except where its failure to be so licensed, authorized or qualified would not constitute a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any event or circumstance or any action taken or omitted to be taken by or on behalf of the Company which has constituted, or with reasonable certainty will constitute, a material adverse effect, singly or in the aggregate, on the condition (financial or otherwise), properties, business, operations or prospects of the Company, taken as a whole. True and accurate copies of the articles of incorporation (and all amendments thereto), code of regulations (and all amendments thereto) and minute book (containing the records of meetings and written consents of the shareholders, the board of directors and any committees of the board of directors) of the Company have previously been delivered to legal counsel to River Cities.

              6.2 AUTHORIZATION. The execution and delivery of this Agreement, the Warrant, the Second Amended and Restated Registration Rights Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. Each of this Agreement, the Warrant, the Second Amended and Restated Registration Rights Agreement and any Ancillary Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and
(ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

              6.3 CAPITALIZATION. The authorized capital stock of the Company consists of 70,000 shares of capital stock, including (i) 60,731 shares of Common Stock of which as of the date hereof 33,737 shares are validly issued and outstanding, fully paid and nonassessable, 5,123 shares of which have been duly and validly reserved for issuance upon conversion of the Senior Preferred Stock, 2,979 shares of which have been duly and validly reserved for issuance upon conversion of the Series B Preferred Stock, 1,167 shares of which have been duly and validly reserved for issuance upon conversion of the Series C Preferred Stock, 292 shares of which have been duly and validly reserved for issuance upon exercise of the Warrant and 4,844 shares of which have been duly and validly reserved for issuance upon exercise of stock options; (ii) 5,123 shares of Senior Preferred Stock, all of which are validly issued and outstanding, fully paid and nonassessable;
(iii) 2,979 shares of Series B Preferred Stock, all of which are validly issued and outstanding, fully paid and nonassessable; and (iv) 1,167 shares of Series C Preferred Stock, none of which are outstanding as of the date hereof. Except as set forth on SCHEDULE
6.3 or as contemplated by this Agreement, the Prior Purchase Agreement, the Amended Articles, the Warrant, the Second Amended and Restated Registration Rights Agreement and Ancillary Agreements, there are outstanding no subscriptions, options, warrants, calls, commitments or rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements or agreements of any character relating to shares of the Company's capital stock or any instruments that can be converted into shares of the Company's capital stock. None of the shares of the Company's capital stock have been issued in violation of any preemptive right. All issuances, transfers or purchases of the capital stock of the Company have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon, if any, have been paid. Except as set forth on SCHEDULE 6.3, no former or present holder of any of the shares of capital stock of the Company has any legally cognizable claim against the Company based on any issuance, sale, purchase, redemption or involvement in any transfer of any shares of capital stock by the Company. Except as contemplated by this Agreement, the Prior Stock Purchase Agreement or as set forth on SCHEDULE 6.3, there are no contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding. Except for this Agreement, the Prior Stock Purchase Agreement and the Shareholders Agreement, the Company is not a party or subject to any agreement or understanding, and, to the Company's best knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by any director of the Company.

              6.4 VALIDLY ISSUED SHARES. The shares of Series C Preferred Stock and the Warrant to be issued, sold and delivered in accordance with the terms of this Agreement for the consideration set out herein, will, upon issuance in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable federal and state securities laws. The issuance of the Series C Preferred Stock and the Warrant to River Cities pursuant to this Agreement will comply with all applicable laws, including federal and state securities laws (assuming the accuracy of the representations set forth in Sections 7.2 through 7.5 hereof), and will not violate the preemptive rights of any person. The Common Stock issuable upon conversion of the Series C Preferred Stock and the Common Stock issuable upon exercise of the Warrant and payment of the purchase price of such shares of Common Stock will be, upon issuance and delivery in accordance with the terms of the Amended Articles and the Warrant, as the case may be, duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable federal and state securities laws. The issuance of the Common Stock upon conversion of the Series C Preferred Stock and upon exercise of the Warrant will comply with all applicable laws, including federal and state securities laws (assuming the accuracy of the representations set forth in Sections 7.2 through 7.5 hereof as of the date hereof and as of the date of issuance of such Common Stock), and will not violate the preemptive rights of any person.

              6.5 NO CONFLICT. Except as set forth on SCHEDULE 6.5, the execution and delivery of this Agreement, the Warrant, the Second Amended and Restated Registration Rights Agreement and any Ancillary Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the Amended Articles or Restated Regulations, or result in any Violation of any lease, agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or the Company's properties or assets.

              6.6 CONTRACTS AND OTHER COMMITMENTS; COMPLIANCE. Except as set forth on SCHEDULE 6.6 or those which do not constitute a Material Adverse Effect, the Company is not bound by any judgment, order, writ or decree, written or oral, absolute or contingent. The Company has made available to River Cities for its review prior to the date hereof a copy of all written contracts, agreements, leases, loans, and commitments with a third party to which the Company is a party (each a "Contract") and the Company has described to River Cities the terms of any oral Contracts that are material to the condition (financial or otherwise), properties, business, operations or prospects of the Company taken as a whole. Except those which do not constitute a Material Adverse Effect, the Company is not in violation or default of any provision of its Amended Articles or Restated Regulations, any provision of a written or oral Contract, or any provisions of any other items listed on SCHEDULE 6.6.

              6.7 SUBSIDIARIES. As of the date of this Agreement, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity and is not a participant in any joint venture, partnership or similar arrangement.

              6.8 CONSENTS. Except as set forth on SCHEDULE 6.8, no consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement, or the consummation by the Company of the transactions contemplated hereby, which has not already been obtained, except for notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act or such post closing filings as may be required under applicable state securities laws which will be timely filed within the applicable periods therefor.

              6.9 FINANCIAL STATEMENTS. The Company has delivered to River Cities prior to the date hereof the Company's unaudited balance sheet as of November 30, 1999, and the related unaudited statements of income and cash flows for the eleven months then ended (the "Financial Statements"). The Financial Statements present fairly in all material respects the financial condition and results of operations of the Company as of such date and for such period and have been prepared in all material respects in accordance with GAAP consistently applied during such period except for the omission of footnote disclosures and the omission of year-end adjustments.

              6.10 INDEBTEDNESS FOR BORROWED MONEY; NO UNDISCLOSED LIABILITIES. Except as and to the extent reflected in the Financial Statements or on SCHEDULE 6.10, the Company has no direct or indirect indebtedness for borrowed money, indebtedness by way of lease-purchase arrangements, guarantees, undertakings, chattel mortgages or other security arrangements with any bank, financial institution or other third party or any other material liability required by GAAP to be disclosed in the Financial Statements.

              6.11   TITLE TO PROPERTY AND ASSETS; LEASES.

                     6.11.1 SCHEDULE 6.11.1 sets forth a complete and accurate list and description of all the real property that the Company owns or leases and all personal property that the Company owns or leases that the Company carries on its books at a value of greater than $100,000. Except as set forth in SCHEDULE 6.11.1, the Company is not bound or committed to make any capital improvement or expenditure in excess of $100,000 with respect to any single piece of owned or leased real or personal property.

                     6.11.2 Except as set forth in SCHEDULE 6.11.2, the Company has good, valid and marketable title to all the personal and mixed, tangible and intangible properties and assets which it purports to own, free and clear of all liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, except for liens for current taxes not yet due and payable and except for liens, claims or other encumbrances that do not constitute a Material Adverse Effect. With respect to the property and assets that it leases, the Company is in compliance with such leases and holds a valid leasehold interest free and clear of any liens, claims and encumbrances except for liens, claims or other encumbrances that do not constitute a Material Adverse Effect. Except in accordance with a valid license or other agreement with the Company, all properties and assets of the Company are in the possession or control of the Company, and no other person is entitled to possession of any such properties and assets.

              6.12   LEGAL PROCEEDINGS. Except as set forth on SCHEDULE
6.12, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations ("Legal Actions") pending or, to the Company's knowledge, threatened against or affecting the Company or against any asset, interest or right of any of them or which questions the validity of the transactions contemplated by this Agreement and the Company does not know of any facts which may constitute a basis for Legal Actions which would constitute a Material Adverse Effect.

              6.13 ENVIRONMENTAL MATTERS. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety (the "Environmental Laws") except to the extent that such violation does not constitute a Material Adverse Effect, and as of the date hereof no material expenditures are required to be made by the Company in order to comply with any of the Environmental Laws.

              6.14 LICENSES AND PERMITS; COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 6.14, the Company holds all franchises, permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are required for the operation of the Company's business and is in compliance with the terms thereof, except where the failure to so hold or to be in such compliance would not constitute a Material Adverse Effect. The Company has complied with and is not in any default under (and has not been charged with or received notice with respect to, nor is threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, except where the failure to be in compliance or where being in default would not constitute a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failures to comply.

              6.15 EMPLOYEE BENEFIT PLANS. Except as set forth on SCHEDULE 6.15, the Company has no employee benefit plans including any profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, the "Benefit Plans"), or any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding between the Company and any officer, director or employee of the Company. The Company has delivered to River Cities true, complete and correct copies of each Benefit Plan, or, in the case of any unwritten Benefit Plans, descriptions thereof. Each Benefit Plan has been administered in compliance with its terms and all applicable laws except where the failure to be in compliance would not constitute a Material Adverse Effect.

              6.16 LABOR RELATIONS.

                     6.16.1 The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health except where the failure to be in compliance would not constitute a Material Adverse Effect.

                     6.16.2 There is no unfair labor practice charge or complaint or any other matter against or involving the Company pending or, to the Company's knowledge, threatened against the Company before the National Labor Relations Board or any court of law.

                     6.16.3 There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Company's knowledge, threatened against the Company.

                     6.16.4 The Company is not a party to or bound by any collective bargaining agreement or any similar labor union arrangement.

                     6.16.5 There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to the Company's best knowledge, threatened against the Company before the Equal Employment Opportunity Commission or any federal, state or local agency or court. There have been no governmental audits of the equal employment opportunity practices of the Company and, to the Company's best knowledge, no basis for any such claim of violation exists except where such violation would not constitute a Material Adverse Effect.

                     6.16.6 The Company is in compliance with the requirements of the Americans With Disabilities Act except where the failure to be in compliance would not constitute a Material Adverse Effect.

              6.17 INSURANCE. SCHEDULE 6.17 sets forth a list of all insurance policies, including property, casualty, liability and other insurance maintained with respect to the assets and business of the Company (the "Company Insurance"). The Company is not liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds. All such policies and bonds are legal, valid and enforceable and in full force and effect and the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration under the policy. The Company has not received any notice of premium increases or cancellations with respect to any such policies and bonds except in the ordinary course of business. The Company believes the amount and type of the Company Insurance coverage is adequate for the Company's business and is consistent with good business practice.

              6.18 TAX MATTERS. Except as set forth on SCHEDULE 6.18, the Company has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports (the "Tax Returns") required to be filed and all such Tax Returns were correct and complete in all respects, except where the failure to file or to be correct and complete would not constitute a Material Adverse Effect. The Company has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in the returns as filed) due and payable (and/or property accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority, except where the failure to pay or make adequate provisions for payment would not constitute a Material Adverse Effect. There are no security interests on any of the assets of the Company that arise in connection with any failure (or alleged failure) to pay timely any tax. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except where the failure to withhold or pay would not constitute a Material Adverse Effect. Except as set forth in SCHEDULE 6.18, no deficiencies for any taxes have been asserted or assessed or, to the knowledge of the Company, proposed against the Company that are not adequately reserved for.

              6.19   CHANGES IN CIRCUMSTANCES. Except as set forth in SCHEDULE
6.19 and except for any of the following actions which occur after the Closing and are authorized by the Company's Board of Directors, since
November 30, 1999 there has not been:

                     6.19.1 any change in the condition (financial or otherwise), properties, business, operations or prospects of the Company, or any event or circumstance, which constitutes a Material Adverse Effect;

                     6.19.2 any indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred by the Company or any transaction entered into by the Company, other than in the ordinary course of business and consistent with past practice, or any guarantee by the Company of any indebtedness, liability or obligation of any other person;

                     6.19.3 any declaration, setting aside or payment of any dividend or other distribution in respect of any of the capital stock or other securities of the Company other than the dividend required by the terms of the Senior Preferred Stock;

                     6.19.4 any obligation, liability, lien or encumbrance paid, discharged or satisfied by or on behalf of the Company, other than in the ordinary course of business and consistent with past practice;

                     6.19.5 any mortgage, lien, pledge, charge or encumbrance affecting the properties of the Company (except liens for current taxes not yet due and payable) created, suffered or assumed by or on behalf of the Company in excess of $50,000;

                     6.19.6 any sale, transfer or other disposition of any tangible asset of the Company or any cancellation of any debt or claim owed the Company, except in the ordinary course of business and consistent with past practice, or any sale, transfer or other disposition of any of the Company's intangible properties, assets or rights, except in the ordinary course of business and consistent with past practice;

                     6.19.7 any loan made or increased by the Company, including any loan to any officer, director, employee or agent of the Company or to any member of their families, except for advances to non-executive officers in the ordinary course of business;

                     6.19.8 any action taken or omitted to be taken by or on behalf of the Company that would cause (after lapse of time, notice or both) the breach, default or acceleration of any right, contact or other obligation of the Company except where the breach, default or acceleration would not constitute a Material Adverse Effect;

                     6.19.9 any material change in the compensation arrangement or agreement with any officer, director, employee or agent of the Company except in the ordinary course of business and consistent with past practice;
or

                     6.19.10 any agreement or commitment by the Company to do any of the foregoing.

              6.20   PATENTS AND TRADE NAMES, ETC.

                     6.20.1 SCHEDULE 6.20.1 sets forth a complete list of all trade names, trademark and service mark registrations, common law trademarks, copyright registrations and copyright applications currently owned by the Company and a complete list of all works of authorship licensed to the Company and from which the Company has created a courseware product on the basis of such license (which, together with any proprietary works of authorship, including software, owned by the Company for which there is no current copyright registration or application, are referred to herein as the "Intellectual Property"). The Company does not own or license any patents. Except as set forth on SCHEDULE 6.20.1, all of the Intellectual Property is owned by the Company. SCHEDULE 6.20.1 also indicates whether any of the Intellectual Property was acquired by assignment to the Company or is used by the Company under authority of a license. Except as set forth in SCHEDULE 6.20.1, to the knowledge of the Company, no employees of the Company, past or present, claim or have claimed any interest in the Intellectual Property and no basis for such claim exists. Clark hereby acknowledges to and for the benefit of the Company and River Cities that she claims no independent interest in the Intellectual Property of the Company or any such intellectual property previously used in the business of the Company other than by virtue of any ownership interest she may maintain in the Company.

                     6.20.2 Except as provided on SCHEDULE 6.20.1, with respect to the Intellectual Property listed thereon:

                            6.20.2.1 the Intellectual Property and all rights
appurtenant thereto are free and clear of any and all liens, claims, security interests and other encumbrances of any nature or kind except for those which do not constitute a Material Adverse Effect;

                            6.20.2.2 no prior transfer, sale or assignment has
been made by the Company of any part of any item constituting part of the Intellectual Property or any rights appurtenant thereto;

                            6.20.2.3 each item constituting part of the
Intellectual Property which is owned by the Company has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, and such registrations, filings and issuances remain in full force and effect, or is otherwise protected as unregistered under common law principles; and

                            6.20.2.4 the Intellectual Property constitutes all
intellectual property necessary for the Company to carry on its business as presently conducted.

                     6.20.3 Except as set forth on SCHEDULE 6.20.3, there are no pending or, to the knowledge of the Company, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property as currently used by the Company. Except as set forth on SCHEDULE 6.20.3, no person or entity is known to be infringing upon the Company's rights with respect to the Intellectual Property. None of the operations, processes or products of the Company are known to infringe upon or violate the rights of any third party and the Company has not received any charge, complaint, claim or notice alleging any such infringement or violation. The Company has not copied in violation of the rights of others any proprietary feature of any competitive product in designing the Company's products. The Company has not knowingly misappropriated any trade secrets which are the property of a third party.

                     6.20.4 There are no claims pending or, to the knowledge of the Company, threatened to the effect that any shareholder, director, employee or agent of the Company has, in respect of his or her activities to date, violated any terms or conditions of any written or oral Contract, or disclosed or utilized any trade secrets or proprietary information or documentation of such third party, or interfered in the employment relationship between such third party and any of its employees and, to the knowledge of the Company, no basis for any such action exists except where such actions would not constitute a Material Adverse Effect.

              6.21 AFFILIATED TRANSACTIONS. Except as set forth on SCHEDULE 6.21, to the knowledge of the Company, no affiliate of the Company has any interest (other than as a non-controlling holder of securities of a publicly-traded company), either directly or indirectly, in any person (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that currently (i) provides any services or designs, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with, the Company; or (iii) has any direct or indirect interest in any asset or property used by the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company. All transactions set forth on SCHEDULE 6.21 were negotiated and entered into on an arms'-length basis

              6.22 BANK ACCOUNTS. SCHEDULE 6.22 sets forth a complete and accurate list of each bank or financial institution in which the Company has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

              6.23    BROKERS' AND FINDERS' FEES. Except as set forth on
SCHEDULE 6.23, the Company has not employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

              6.24 REGISTRATION RIGHTS. Except as provided in the Second Amended and Restated Registration Rights Agreement attached hereto as EXHIBIT B and the Registration Rights Agreement (a copy of which has been previously provided to River Cities) among the Company, Papalios, a trust created by Papalios, Clark, a trust created by Clark, Gary W. Qualmann and a trust created by Gary W. Qualmann, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its outstanding securities or any of its securities that may be subsequently issued.

              6.25 SMALL BUSINESS CONCERN. The Company acknowledges that River Cities is a Federal licensee under the Small Business Investment Act of 1958, as amended (the "SBIA"). The Company, together with its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, Section 121.103), is a "small business concern" within the meaning of the SBIA, and the regulations thereunder, including Title 13, Code of Federal Regulations, Section 121.101 ET SEQ. The information regarding the Company and its affiliates set forth in the SBA Form 1031 delivered at the Closing is accurate and complete. The Company does not presently engage in, and it shall not hereafter engage in, any activities prohibited by the SBIA and the regulations thereunder, nor shall the Company use, directly or indirectly, the proceeds from the sale hereunder of the Series C Preferred Stock and the Warrant for any purpose for which a Small Business Investment Company is prohibited from providing funds by the SBIA and such regulations thereunder.

              6.26 MATERIAL FACTS. To the knowledge of the Company, the Company has provided River Cities with all the information reasonably available to the Company that River Cities has requested for deciding whether to purchase the Series C Preferred Stock and the Warrant. This Agreement and the documents or written statements furnished by the Company to River Cities in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading, except, with respect to assumptions, projections and expressions of opinions or predictions contained in the documents or written materials furnished by the Company, the Company represents only that such assumptions, projections and expressions of opinions and predictions were made in good faith and the Company believes that there is a reasonable basis therefor.

              6.27 CLARK DEBT REPAYMENT OBLIGATIONS. All payments due to date by Clark to Firstar, N.A., in connection with that certain term note issued to Firstar in the original principal amount of $660,464.20 dated July 28, 1999 (the "Refinancing"), have been paid in full and when due and all payments due to date by the Company to Clark pursuant to that certain promissory note in the principal amount of $1,000,000 dated May 10, 1996, have been paid in full and when due. In connection with the Refinancing, Clark repaid in full that certain term note issued to Huntington National
Bank in the original principal amount of $800,000.

              6.28 YEAR 2000 COMPLIANCE. All of the assets and products of the Company that are material to its business and that contain (i) computer hardware and/or software, and/or (ii) embedded chips/controllers with date-time functionality, are "Year 2000 Compliant". "Year 2000 Compliant" means such asset or product is able to provide all of the following functions: (i) handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) function accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and (iv) store and provide output of date information in ways that are unambiguous as to century.

         7. REPRESENTATIONS AND WARRANTIES OF RIVER CITIES AND OTHER INVESTORS. River Cities (with respect to Sections 7.1 through 7.5 inclusive) and the other Investors (solely with respect to Section 7.1) hereby represent and warrant to the Company as follows:

              7.1 AUTHORIZATION; BINDING AGREEMENT. Each Investor represents and warrants that this Agreement and the Second Amended and Restated Registration Rights Agreement have been duly authorized, executed and delivered by it and each constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

              7.2 INVESTMENT REPRESENTATIONS. River Cities is acquiring the Series C Preferred Stock, the Warrant and the Common Stock issuable upon conversion or exercise thereof (collectively the "Securities") solely for its own account as principal, for investment purposes only and not with a view to resale or distribution thereof in whole or in part, and River Cities has no present intention of selling, granting any participation in, or otherwise distributing the Securities. No other person has a direct or indirect beneficial interest in the Securities to be acquired by River Cities hereunder and River Cities does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person, with respect to any of the Securities.

              7.3 ACCREDITED INVESTOR; RESIDENCE. River Cities is a resident of the State of Ohio and is an "accredited investor" as such term is defined under Regulation D of the Securities Act.

              7.4 RECEIPT OF INFORMATION; RESTRICTED SECURITIES. River Cities acknowledges that the Securities are not being and will not be registered under the Securities Act or the securities laws of any other jurisdiction in reliance on exemptions thereunder. Accordingly, each certificate evidencing the Securities shall be imprinted with the legend set forth in Article FOURTH of the Amended Articles. River Cities acknowledges that the Securities have not been and will not be approved or disapproved by the Securities and Exchange Commission or any other governmental authority or agency of any jurisdiction. River Cities represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series C Preferred Stock and the Warrant and the business, properties, prospects, and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to River Cities or to which River Cities had access. River Cities' representations under this Section 7, however, shall not limit or modify the representations and warranties of the Company in Section 6 of this Agreement or the right of River Cities to rely thereon.

              7.5 INVESTMENT EXPERIENCE. River Cities is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Securities. River Cities also represents that it has not been organized for the purpose of acquiring the Series C Preferred Stock and the Warrant.

         8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement by the Company and the Investors and any certificate or other instrument delivered by or on behalf of such party pursuant to this Agreement shall survive the Closing and shall continue so long as the Preferred Holders (as defined in Section 15 hereof), individually or in the aggregate, hold capital stock of the Company in the form of Senior Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, the Warrant, Common Stock or a combination thereof equal to a minimum of 1,000 shares (subject to adjustment for stock splits, combinations, dividends and other similar events occurring on or after the Closing Date) of Common Stock (a "Minimum Interest"). Each party shall have the right to rely on each other party's representations and warranties made herein, notwithstanding any investigation conducted by such party.

         9. INDEMNIFICATION.

              9.1 INDEMNIFICATION BY THE COMPANY. The Company shall indemnify and reimburse the Investors for any and all claims, losses, liabilities, damages (including, without limitation, fines, penalties, and criminal or civil judgments and settlements), costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' and accountants' fees) (hereinafter "Loss" or "Losses") suffered or incurred by any Investor or any of its successors or assigns as a result of or with respect to:

                     9.1.1 any breach or inaccuracy of any representation or warranty of the Company set forth in this Agreement and the Exhibits hereto;

                     9.1.2 any breach of or noncompliance by the Company with any covenant or agreement of the Company contained in this Agreement; and

                     9.1.3 any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

              9.2 INDEMNIFICATION BY CLARK. Clark shall indemnify and reimburse the Investors for any Loss suffered or incurred by any Investor or any of its successors or assigns as a result of or with respect to:

                     9.2.1 any breach or inaccuracy of any representation or warranty by Clark set forth in the last sentence of Section 6.20.1 and Section 6.27; and

                     9.2.2 any breach of or noncompliance by Clark with any covenant or agreement of Clark contained in Section 10.6; and

                     9.2.3 any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

              9.3 INDEMNIFICATION BY INVESTORS. Each Investor shall indemnify and reimburse the Company and Clark for any and all Losses suffered or incurred by the Company or Clark or any successors or assigns thereto as a result of, or with respect to:

                     9.3.1 any breach or inaccuracy of any representation or warranty of such Investor set forth in this Agreement and the Exhibits hereto;

                     9.3.2 any breach of or noncompliance by any Investor with any covenant or agreement of such Investor contained in this Agreement; and

                     9.3.3 any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

         10. COVENANTS OF THE COMPANY (AND CLARK SOLELY WITH RESPECT TO SECTION 10.6).

              10.1 INSURANCE. The Company has policies of term life insurance on the life of Clark in the aggregate face amount of not less than $3,000,000 naming the Company as loss payee and the Investors as collateral assignee of the proceeds. The Company shall use commercially reasonable efforts to maintain such insurance for so long as the Preferred Holders hold a Minimum Interest.

              10.2 FINANCIAL REPORTING. For periods commencing on or after the Closing Date, the Company shall deliver or cause to be delivered to the Investors monthly and year-to-date balance sheets and income and cash flow statements (each as compared to budget and the comparable prior year period), a brief monthly written summary of operations and such other information and data with respect to the Company as the Investors may reasonably request. Such monthly reports shall be provided on or before 15 days following the end of each month. Prior to the end of each fiscal year, the Company shall provide a business plan and projections for the next fiscal year which are similar in format to those provided by the Company historically. Annual audits of the Company's financial statements for periods commencing on or after August 1, 1998 shall be performed by Deloitte & Touche LLP or another independent accounting firm reasonably acceptable to the Investors and copies thereof shall be delivered to the Investors on or before the 120th day following the end of the Company's fiscal year.

              10.3   BOARD OF DIRECTORS.

                     10.3.1 The Restated Regulations of the Company provide for a Board of Directors of seven members. So long as the Preferred Holders hold a Minimum Interest and do not possess the rights set forth in Section 12.2.2 below, Clark and the Investors shall vote their respective Preferred Stock in a manner intended to cause the following composition of the Board of
Directors: the Investors shall designate one director, Clark and the other holders of Common Stock shall designate four directors (one of whom must be Clark), and Clark and the other holders of Common Stock shall designate two directors (who must be non-employees and not related to an employee) who must be reasonably acceptable to the Investors.

                     10.3.2 The Company shall reimburse the director designated by the Investors for the reasonable travel expenses incurred in connection with meetings of the Board of Directors. Pursuant to the Restated
Regulations, the Board of Directors shall also have a Compensation Committee and an Audit Committee, each of which shall be comprised of three directors.
So long as the Preferred Holders hold a Minimum Interest, Clark and the Investors shall use their best efforts to cause at least two of the members of each such committee to be non-employee (and not related to an employee) directors and one of those two shall be designated by the Investors. The Compensation Committee shall be responsible for initiating all decisions regarding the compensation of the directors, executive officers and senior management of the Company, including, but not limited to, all decisions regarding salary increases, bonus awards, perquisites and stock option awards. The Audit Committee shall supervise the annual audit of the Company and undertake such other responsibilities and duties as the Board of Directors of the Company may from time to time designate.

              10.4 RESERVATION OF SHARES. So long as any shares of Preferred Stock are outstanding, the Company shall reserve and keep reserved at all times sufficient shares of Common Stock for issuance upon conversion of the Preferred Stock. Upon conversion of any shares of Preferred Stock, the Company shall promptly issue and deliver the shares of Common Stock required to be delivered.

              10.5 USE OF PROCEEDS. The proceeds from the sale of the Series C Preferred Stock and the Warrant shall be used by the Company for general working capital, capital expenditures, acquisitions, legal/IPO expense and other expenses approved by the Company's Board of Directors.

              10.6 CLARK DEBT REPAYMENT OBLIGATIONS. Clark shall remain current in her principal and interest payments to Firstar Bank, N.A. pursuant to the Refinancing, in accordance with that certain term note in the original principal amount of $660,464.20 dated July 28, 1999, as such indebtedness may be restructured and/or refinanced from time to time.

              10.7 COMPLIANCE WITH SMALL BUSINESS INVESTMENT ACT. The Company agrees to provide River Cities with sufficient information to permit it to comply with its obligations under the SBIA and the regulations thereunder. Upon reasonable request, the Company shall also provide each Investor with
(i) reasonable access to the Company's properties, places of business, records

(including financial records) and offices during normal business hours and
(ii) the opportunity to discuss the affairs, finances and accounts of the Company with the officers of the Company. Each Investor and representatives of the SBA shall be given reasonable access to the Company's records to confirm that the proceeds received by the Company in connection with the consummation of the transactions contemplated by this Agreement are used for the purposes set forth in Section 10.5 hereof. Upon written request, the President of the Company shall certify to the Investors, within three months of the date of the Closing Date and from time to time thereafter, that the Company has used the proceeds in accordance with the purposes set forth in
Section 10.5 hereof.

              10.8 NEGATIVE COVENANTS. So long as any shares of Preferred Stock are outstanding, the Company shall not, without the prior written consent of the holders of a majority of the shares of Preferred Stock then outstanding:

                     10.8.1 sell a material portion of the Company's assets;

                     10.8.2 merge or sell a controlling interest in the Company (except in the case of a Qualified Sale (as defined below) and except that the Company may, without the consent of the holders of the Preferred stock, merge with another entity if the Company (or its subsidiary) is the surviving corporation and the consideration paid by the Company (or its subsidiary) for the merged entity's securities is cash);

                     10.8.3 amend the Amended Articles or the Restated Regulations in any manner, the consent of the holders of the Preferred Stock to which shall not be unreasonably withheld;

                     10.8.4 declare dividends or distributions (other than the dividends required by the terms of the Preferred Stock) to, and/or redemptions or repurchases of any securities other than the Preferred Stock or pursuant to buy-sell agreements between the Company and its employees;

                     10.8.5 become a party to, modify, amend or restate the terms of any agreement which restricts or would restrict the rights of the Preferred Stock; provided, however, that, without restricting or limiting an Investor's ability to exercise its remedies pursuant to Section 12.2 or any other section hereof, the Company may enter into credit agreements that restrict the Company's ability to pay dividends on or repurchase the Preferred Stock if such restrictions are required by the lender;

                     10.8.6 make any significant change in the fundamental nature of the Company's business not contemplated in its existing business plan;

                     10.8.7 create a subsidiary or make an investment in any entity;

                     10.8.8 enter into transactions with affiliates other than on an arms'-length basis and on commercially reasonable terms; or

                     10.8.9 issue or sell Common Stock without consideration.

              10.9 DEFINITION OF A QUALIFIED SALE. A Qualified Sale is a sale transaction which yields the Investors at least an amount in cash equal to the greater of: (i) return of the aggregate purchase price of the Preferred Stock purchased by the Investors from the Company, plus a compounded annual return of 20% on such amount or (ii) two times the aggregate purchase price of the Preferred Stock purchased by the Investors from the Company.

         11. RESTRICTIONS OF TRANSFERS

              11.1 NOTICE OF SALE BY CLARK. In the absence of and until a Qualified IPO (as defined below), Clark shall give written notice to the holders of the Preferred Stock and the Company if at any time she desires to sell or transfer any of her shares ("Notice of Sale"). The Notice of Sale shall set forth a description of the proposed sale or transfer, including the name of the proposed purchaser or transferee, the number of shares affected, the purchase price or consideration and any other conditions of the sale or transfer. For a period of ten days following receipt of such Notice of Sale, the Investors shall have the right to prohibit such sale or transfer by Clark. The holders of a majority of the shares of Preferred Stock then outstanding shall notify Clark and the Company in writing within ten days of receipt of the Notice of Sale of their intention to either allow or prohibit the proposed sale or transfer ("Notice Reply").

              11.2 DEFINITION OF QUALIFIED IPO. A Qualified IPO is an initial public offering which yields net proceeds to the Company of at least $30,000,000 at a price per share indicating a total market equity capitalization (post-money) of at least $90,000,000.

              11.3 CO-SALE RIGHT. If the holders of the majority of the shares of Preferred Stock then outstanding do not prohibit the proposed sale or transfer of shares by Clark pursuant to Section 11.1, for a period of 30 days following the receipt by the holders of the Preferred Stock of the Notice of Sale, each holder of Preferred Stock shall have the right to elect to participate in such sale or transfer with Clark (on a pro rata basis, I.E., if Clark owns 75 shares of Common Stock and such holder owns 25 shares of Preferred Stock, the holder may sell one-fourth of the shares proposed to be sold by Clark) on the same terms and conditions and for the price or consideration designated in the Notice of Sale. Notice of the holder's intention to participate in such sale or transfer shall be evidenced by a writing signed by the holder and delivered to Clark prior to the end of the 30th day following the holders' receipt of the Notice of Sale. If the holder fails to notify Clark within such 30-day period of its intent to participate in such sale, its rights under this Section 11.3 shall be waived with respect to the proposed sale or transfer by Clark.

              11.4 RIGHTS OF REFUSAL. If the holders of a majority of the shares of Preferred Stock then outstanding do not prohibit the proposed sale or transfer of shares by Clark pursuant to Section 11.1, for a period of 30 days following the Company's receipt of the Notice of Sale, the Company shall have the right to purchase all but not less than all of the shares designated in the Notice of Sale on the same terms and conditions and for the price or consideration designated therein (the "First Right of Refusal"). If the Company does not exercise its First Right of Refusal, then, for a period of 30 days following the receipt by the holders of the Preferred Stock of notice from the

Company of the Company's decision not to exercise its First Right of Refusal, the holders of the Preferred Stock shall have the right to purchase all but not less than all of the shares from Clark on the same terms and conditions and for the price or consideration designated in the Notice of Sale (the "Second Right of Refusal"). At the sole option of the holders of a majority of the shares of Preferred Stock then outstanding, the Company may be permitted to participate with the holders of the Preferred Stock in the purchase of the shares pursuant to the Second Right of Refusal so long as the holders of the Preferred Stock and the Company together purchase all but not less than all of the shares.

         Notice of the Company's intention to purchase the shares pursuant to its First Right of Refusal shall be evidenced by a writing signed by the Company and delivered to Clark prior to the end of the 30th day following the Company's receipt of the Notice of Sale. Notice of the intention of the holders of the Preferred Stock to purchase the shares evidenced by their Second Right of Refusal shall be evidenced by a writing signed by the holders of the Preferred Stock and delivered to Clark prior to the end of the 30th day following the later of the holders' receipt of the Notice of Sale or the holders' receipt of the notice of the Company's decision not to exercise its First Right of Refusal.

         In the event the holders of the Preferred Stock do not exercise their Second Right of Refusal, Clark shall have the right to sell or transfer the shares designated in the Notice of Sale on the same terms and conditions and for the price or consideration designated therein within 60 days from the expiration of the period during which the holders had the option to purchase the shares pursuant to its Second Right of Refusal. After such 60 day period, Clark shall not transfer Clark's shares again without complying with this Section 11.

              11.5   EXCEPTIONS. Sections 11.1, 11.3, and 11.4 shall not apply
(a) to any sale or transfer by Clark for estate planning purposes or to her ancestors, siblings, descendants or spouse, (b) if the Preferred Holders no longer hold a Minimum Interest, or (c) to sales or transfers of up to 4,000 shares in the aggregate (subject to adjustment for stock splits, combinations, dividends and other similar events) to employees of the Company.

              11.6 RIGHT OF FIRST REFUSAL. In the absence of and until a Qualified IPO, if a holder of Preferred Stock desires to sell or transfer any of its Preferred Stock pursuant to a bona fide offer, the holder shall first give notice (the "Notice of Intent") to the Company. The Notice of Intent shall set forth the terms of the bona fide offer, including the name(s) of the proposed transferee(s), the type and number of securities proposed to be transferred and the price or consideration for the securities proposed to be transferred.

         For a period of 30 days following receipt of such Notice of Intent, the Company shall have the right to purchase all (but not less than all) of the Preferred Stock designated in the Notice of Intent on the same terms and conditions and for the price or consideration designated therein. Notice of the Company's intention to purchase such Preferred Stock shall be evidenced by a writing signed by the Company and delivered to the holder prior to the end of the 30th day following the Company's receipt of the Notice of Intent.

         In the event the Company does not exercise its Right of First Refusal, the holder shall have the right to sell or transfer the Preferred Stock designated in the Notice of Intent on the same terms and conditions and for the price or consideration and to the proposed transferee designated therein within 60 days from the expiration of the period during which the Company had the option to purchase such Preferred Stock. Notwithstanding the foregoing, the holder may not transfer any Preferred Stock pursuant to this Section 11.6 to those persons competitive with the Company which are described on SCHEDULE 11.6 without the consent of the Company. This Section 11.6 shall not apply to any distribution in kind by a holder to its partners, members or shareholders pursuant to Section 15.

              11.7 RIGHT OF FIRST OFFER. In the absence of and until a Qualified IPO, if a holder of Preferred Stock desires to sell or transfer any of its Preferred Stock (except pursuant to a bona fide offer received by the holder in accordance with Section 11.6), the holder shall first give a Notice of Intent to the Company. The Notice of Intent shall set forth the number of shares of Preferred Stock which the holder desires to sell.

         For a period of 30 days following receipt of such Notice of Intent, the Company shall have the right to negotiate a transaction with the holder whereby the Company will purchase for cash all (but not less than all) of the Preferred Stock designated in the Notice of Intent at a price and upon other terms and conditions acceptable to the holder and the Company. Any such purchase shall be consummated on or prior to the 60th day after the Company's receipt of the Notice of Intent.

         If (a) the Company elects not to exercise the right provided in this
Section 11.7, (b) the Company and the holder cannot agree on the terms and conditions of a purchase by the Company during such 30 day period, or (c) the Company and the holder shall agree on the terms and conditions of such purchase but the Company shall fail to pay the purchase price in a timely manner, then the holder may sell the Preferred Stock designated in the Notice of Intent at a price and on terms not more favorable to the purchaser than the price and terms offered to the Company. The holder may sell such Preferred Stock during the period ending on the 150th day following the later of the end of such 30 day period and the date on which the Company fails to pay such price. If the holder does not sell such Preferred Stock in such 150 day period, the Preferred Stock shall again be subject to this Section 11.7. This Section 11.7 shall not apply to any distribution in kind by the holder to its partners or shareholders pursuant to Section 15. Notwithstanding the foregoing, the holder may not transfer any Preferred Stock pursuant to this Section 11.7 to those persons competitive with the Company which are described on SCHEDULE 11.6 without the consent of the Company.

              11.8 RESTRICTIVE LEGEND. The share certificates evidencing the shares subject to the foregoing provisions of this Section 11 shall bear appropriate legends referring to the restrictions on transfer.

              11.9 PREEMPTIVE RIGHTS. In the absence of and until a Qualified IPO, each holder of Preferred Stock shall have the right of first refusal to purchase all or part of its pro rata share (equal to its percentage ownership of the Company on a fully diluted basis) of New Securities (as defined below) that the Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below. "New Securities" shall mean any capital stock of the Company whether now authorized or not, and rights, options, or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock, provided, however, that the term "New Securities" does not include (i) the Series C Preferred Stock or the Warrant issuable under this Agreement, the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Series B Preferred Stock or the Senior Preferred Stock or the shares of Common Stock issuable upon exercise of the Warrant; (ii) securities issued pursuant to an acquisition;
(iii) options granted or securities issued pursuant to an employee or director stock option program; or (iv) securities issued as a result of any stock split, stock dividend, or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock. In the event the Company intends to issue New Securities, it shall give written notice to the holders of Preferred Stock ("Notice of Issuance") which shall set forth the purchase price and any other conditions of the issuance. Each holder of Preferred Stock shall have 30 days from the date of Notice of Issuance to agree to purchase all or part of its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Notice of Issuance by giving written notice to the Company stating the quantity of New Securities to be so purchased.

         The Company shall have the right during the period expiring 150 days after the giving of the Notice of Issuance to sell any or all of such New Securities not purchased by the holders of Preferred Stock at a price and upon general terms no more favorable to the purchasers than specified in the Notice of Issuance. In the event that the Company has not sold such New Securities within such 150 day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the holders of Preferred Stock in the manner provided in this Section 11.9. Each of JG, Saunders and Bailey hereby waives its right to purchase any part of the Series C Preferred Stock and the Warrant being purchased hereunder by River Cities.

         12. DEFAULT.

              12.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default":


                     12.1.1 a material breach of any representation, warranty or covenant of the Company or Clark contained herein or in the exhibits hereto or in the Prior Stock Purchase Agreement or the exhibits thereto;

                     12.1.2 any default in the performance by the Company or Clark of any other material term of this Agreement or of the Prior Stock Purchase Agreement or a declared event of default under any loan agreement or financing agreement to which the Company is a party (following any applicable cure period contained in such loan agreement or financing agreement);

                     12.1.3 the adjudication of the insolvency of the Company or the filing by or against the Company of any proceedings in bankruptcy, reorganization or receivership (unless such proceedings are stayed or dismissed), any assignment by the Company for the benefit of creditors or the exercise of control rights by any secured lender of the Company; or

                     12.1.4 the failure of the Company to redeem or repurchase the Preferred Stock or converted shares in accordance with the terms of this Agreement, the Prior Stock Purchase Agreement and the Amended Articles.

              12.2 REMEDY. Upon the occurrence of any Event of Default, the holders of a majority of the Preferred Stock then outstanding may, at their option, elect either of the following rights and remedies:

                     12.2.1 require the Company to redeem all but not less than all of the Preferred Stock (including repurchase of conversion stock) at a price equal to the greater of (i) the aggregate original issue price of the Preferred Stock plus any accrued and unpaid dividends or (ii) the Fair Market Value (as defined below) thereof, including any accrued and unpaid dividends; or

                     12.2.2 as authorized by the Amended Articles, the holders of a majority of the Preferred Stock then outstanding shall have the right to elect a majority of the Board of Directors of the Company and to vote two thirds (2/3rds) of the combined voting power of the Company until the Event of Default is cured, and such majority of the Board of Directors may vote to require the Company to redeem the Preferred Stock in accordance with Section
12.2.1 above.

                     The "Fair Market Value" per share shall take into account the liquidation preference of the Preferred Stock provided in the Amended Articles but not any discount for lack of marketability or for the minority interest and shall be determined by a qualified, independent appraiser experienced in valuation of shares of companies similar to the Company (the "Qualified Appraiser") acceptable to both the Company (with the decision of the Company being exercised by a majority of the directors who were not designated by the holders of the Preferred Stock) and the holders of a majority of the Preferred Stock then outstanding. If the holders of a majority of the Preferred Stock then outstanding and the Company are unable to agree upon a Qualified Appraiser, each of them shall separately designate a person and those two persons shall jointly designate a Qualified Appraiser. The Qualified Appraiser's determination of the Fair Market Value of the Preferred Stock shall be conclusive and binding upon the parties. The fees and expenses of the Qualified Appraiser shall be borne one-half by the holders of the Preferred Stock and one-half by the Company.

              12.3 DIVERSION OF PROCEEDS. In addition, any diversion by the Company of the proceeds hereunder from the Use of Proceeds as set forth in
Section 10.5 hereof shall constitute a default requiring the immediate redemption of the Investor's interest in the Company and full refund of the purchase price, plus interest at 14% per annum.

              12.4 LOSS OF CLARK. In addition, so long as the holders of the Preferred Stock hold a Minimum Interest, in the event of the death, permanent disability or termination of full time employment of Clark, except for a termination by the Company other than for "cause" or a termination by Clark for "good reason" (as those terms are defined in the Employment Agreement between Clark and the Company), upon six months written notice to the Company, the holders of a majority of the Preferred Stock then outstanding may require the Company to redeem all but not less than all of the Preferred Stock (including the conversion stock) for the higher of (i) aggregate original issue price of the Preferred Stock plus any accrued and unpaid dividends or (ii) Fair Market Value of the Preferred Stock, as determined in accordance with Section 12.2. Permanent disability shall occur whenever
Clark, due to ill health, physical or mental disability for a period of 180 consecutive working days, is unable or otherwise fails to perform the essential functions of her job. If the holders of a majority of the Preferred Stock then outstanding and the Company are unable to agree as to whether
Clark is permanently disabled, the question of permanent disability shall be submitted to three physicians, one of whom shall be appointed by the holders of a majority of the Preferred Stock then outstanding, one of whom shall be appointed by Clark's representative and one of whom shall be appointed by the first two appointed physicians. The decision of any two of the three physicians shall be final and binding. If the question of permanent disability is raised, Clark shall submit to a medical examination by such physicians and the holders of the Preferred Stock shall have access to the findings of the physicians. This Section 12.4 shall be of no force or effect for such time as the Company employs a Chief Operating Officer (other than Clark) who is reasonably acceptable to the holders of a majority of the Preferred Stock then outstanding, or if a Chief Operating Officer has been appointed but is no longer employed by the Company, for such time as the Company is actively seeking such a Chief Operating Officer. Notwithstanding the foregoing, this Section 12.4 shall terminate and be of no further force and effect as of August 27, 2000.

         13. PUBLIC STATEMENTS. Neither the Company, Clark nor the Investors shall, without the prior written approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, provided, however, that an Investor may issue a "tombstone" advertisement stating the amount of its investment in the Company. Each Investor, the Company and Clark may disclose additional information with respect to the transactions contemplated hereby to their respective employees, agents, consultants and third parties only to the extent such persons have a need to know such information.

         14. NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight courier service, or delivered personally:

                  If to River Cities, to:   River Cities Capital Fund II Limited
                                            Partnership
                                            ATTN: Murray R. Wilson
                                            221 East Fourth Street, Suite 1900
                                            Cincinnati, Ohio 45202-4147

                  With a copy to:           Graydon, Head & Ritchey
                                            ATTN: Michael A. Hirschfeld, Esq.
                                            1900 Fifth Third Center
                                            511 Walnut Street
                                            Cincinnati, Ohio 45202-3157

                  If to JG, to:             JG Funding, LLC
                                            ATTN: David Jones, Jr.
                                            1850 National City Tower
                                            101 South Fifth Street

                                            Louisville, Kentucky 40202

                  If to Saunders, to:       Saunders Capital Group,  LLC
                                            ATTN: Robert S. Saunders
                                            1850 National City Tower
                                            101 South Fifth Street
                                            Louisville, Kentucky 40202

                  If to Bailey, to:         Irving W. Bailey II
                                            c/o Bailey Capital Corporation
                                            205 Worth Avenue, Suite 201
                                            Palm Beach, Florida 33480

                  If to the Company or
                  Clark, to:                DPEC, Inc.
                                            ATTN: Carol A. Clark
                                            Building 3
                                            851 West Third Avenue
                                            Columbus, Ohio 43212

                  With a copy to:           Vorys, Sater, Seymour and Pease LLP
                                            ATTN: Michael A. Cline, Esq.
                                            52 East Gay Street
                                            Columbus, Ohio 43215

or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed, and notices sent by overnight courier service shall be deemed given when placed in the hands of a representative of such service.

         15. PARTIES IN INTEREST; ASSIGNMENT. Except as otherwise provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and permitted assigns, whether so expressed or not. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement and the rights and obligations under this Agreement are not assignable and any purported assignment shall be null and void, provided that, subject to the provisions of Sections 11.6 and 11.7, prior to the termination of an Investor's fund and the resulting distribution in kind by the Investor to its partners, members or shareholders, an Investor may assign its rights and obligations under this Agreement to an affiliate and/or a maximum of two unrelated assignees, and, upon the termination of an Investor's fund and the resulting distribution in kind by the Investor to its partners, members or shareholders, the Investor may assign its rights and obligations under this Agreement to any and all of its partners, members or shareholders (all of such permitted assignees being collectively referred to as the

"Preferred Holders"). Notwithstanding such permitted assignment, the Investor shall not be released from its obligations hereunder.

         16. CONSTRUCTION; GOVERNING LAW. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio as applied to agreements entered into and performed entirely within Ohio. The parties agree that any actions brought in connection with this Agreement or the transactions contemplated hereby shall be filed and heard in Hamilton County, Ohio, and each party submits to the jurisdiction of the Court of Common Pleas of Hamilton County, Ohio, and to the United States District Court for the Southern District of Ohio.

         17. ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement, including the Schedules and Exhibits hereto, constitutes and contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior writing by the parties. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, Clark and the holders of a majority of the shares of the Preferred Stock then outstanding). Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Investors, each other holder of any Preferred Stock purchased under this Agreement at the time outstanding (including Common Stock into which such Preferred Stock have been converted), each future holder of any such Preferred Stock, Clark and the Company.

         18. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

         19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

         20. EXPENSES. The Company agrees, upon consummation of the transactions contemplated by this Agreement, to pay, against receipt of the documentation therefor in reasonable detail, up to $15,000 of the reasonable legal and out-of-pocket expenses incurred by River Cities in connection with this Agreement and the transactions contemplated hereunder, including, without limitation, all fees and expenses of legal counsel, accountants and other advisers engaged by River Cities in connection with this Agreement and the transactions contemplated hereunder.

         21. TIME OF ESSENCE. Time is of the essence to the performance of the obligations set forth in this Agreement.

         22. CONFIDENTIALITY AGREEMENT. At the request of the Company, an Investor and any subsequent holder of Preferred Stock or the conversion stock shall execute and deliver to the Company a confidentiality letter in a form reasonably acceptable to the Investor.

         23. ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Warrant, the Second Amended and Restated Registration Rights Agreement, any Ancillary Agreement or the Amended Articles, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

         24. RIGHTS OF THE INVESTORS. The holders of a majority of the shares of Preferred Stock then outstanding shall have the absolute right to exercise or refrain from exercising any rights that the Investors may have by reason of this Agreement, including without limitation the right to consent to the waiver of any obligation of Company under this Agreement and to enter into an agreement with Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and shall not incur any liability to any other holder or holders of Preferred Stock with respect to exercising or refraining from exercising any such rights and all other holders of Preferred Stock shall be bound by such exercising or refraining from exercising any such rights.

         25. TERMINATION UPON A QUALIFIED IPO. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate upon the closing of a Qualified IPO.

         26. TERMINATION OF CERTAIN PROVISIONS. Sections 4, 10, 11 and 12 of the Prior Stock Purchase Agreement are hereby terminated and shall be of no further force and effect.

         27. PRONOUNS. Use of male, female and neuter pronouns in the singular or plural in this Agreement shall be understood to include each of the other pronouns as the context requires.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the Company, Clark and the Investors have caused this Agreement to be executed as of the day and year first above written.

                                  INVESTORS

                                  RIVER CITIES CAPITAL FUND II
                                  LIMITED PARTNERSHIP


                                  By:/s/ Edwin T. Robinson
                                     ------------------------------------------
                                         Edwin T. Robinson, President of Mayson,
                                         Inc., the General Partner of River
                                         Cities Capital Fund II Limited
                                         Partnership

                                  Address:    Suite 1900
                                              221 East Fourth Street
                                              Cincinnati, Ohio 45202-4147

                                  JG FUNDING, LLC


                                  By:/s/ David Jones, Jr.
                                     ------------------------------------------
                                         David Jones, Jr., Manager of Chrysalis
                                         Ventures, LLC, the Manager of JG
                                         Funding, LLC

                                  Address:    1850 National City Tower
                                              101 South Fifth Street
                                              Louisville, Kentucky 40202

                                  SAUNDERS CAPITAL GROUP, LLC


                                  By:/s/ Robert s. Saunders
                                     ----------------------------------------
                                         Robert S. Saunders, Manager

                                  Address:    1850 National City Tower
                                              101 South Fifth Street
                                              Louisville, Kentucky 40202

                                  /s/ Irving W.  Bailey II
                                  ---------------------------------------------
                                  Irving W.  Bailey II

                                  Address:    c/o Bailey Capital Corporation
                                              205 Worth Avenue, Suite 201
                                              Palm Beach, Florida  33480

                                  COMPANY

                                  DPEC, INC.


                                  By:      /s/ Carol A. Clark
                                           -----------------------------------
                                           Carol A. Clark, President

                                  Address:    851 West Third Avenue
                                              Building 3
                                              Columbus, Ohio 43212


                                  CLARK


                                  /s/ Carol A. Clark
                                  ------------------------------------
                                  Carol A. Clark

                                  Address:    851 West Third Avenue
                                              Building 3
                                              Columbus, Ohio 43212